Exhibit 99.4

May 22, 2015

Special Committee of the Board of Directors

Baltic Trading Limited

299 Park Avenue, 12th Floor

New York, New York 10171

We hereby consent to the inclusion of our opinion letter dated April 7, 2015 to the Special Committee of the Board of Directors of Baltic Trading Limited (“Baltic Trading”) as Appendix C to the joint proxy statement/prospectus relating to the proposed business combination involving Genco Shipping & Trading Limited (“Genco”) and Baltic Trading, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the registration statement on Form S-4 of Genco (the “Registration Statement”), and to the references in the Registration Statement to our opinion letter and to our firm under the caption “Summary—Opinions of Financial Advisors Presented to the Committees of the Boards of Directors—Baltic Trading,” and in the following sections under the caption “The Merger”: “Background of the Merger,” “Recommendation of the Baltic Trading Special Committee and the Baltic Trading Board; Baltic Trading’s Reasons for the Merger—Recommendation of the Baltic Trading special committee” and “Opinions of Financial Advisors to the Baltic Trading Special Committee—Opinion of Blackstone.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.

BLACKSTONE ADVISORY PARTNERS L.P.